Exhibit 10.22

IONQ, INC.

ADVISOR AGREEMENT

This Advisor Agreement (this “Agreement”) is made and entered into effective as of November 17, 2025 (the “Effective Date”), by and between IonQ, Inc., a Delaware corporation (the “Company”), and General John W. Raymond (Ret.), an individual (the “Advisor”).

R E C I T A L

WHEREAS, the Company desires to engage the Advisor to serve as a Special Advisor to the Company; and

WHEREAS, the Advisor is willing to accept such an appointment on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Engagement of Services. The Company hereby appoints the Advisor as a Special Advisor to the Company. In such capacity and pursuant to the provisions of this Agreement, the Advisor shall provide such customary advisory and consulting services as the Company may reasonably request, consistent with his background and experience (the “Services”).

Section 2. Continued Service on the Board of Directors. The Services to be provided by the Advisor pursuant to this Agreement are in addition to, and not in lieu of, the Advisor’s service as a member of the Board of Directors of the Company. The Advisor acknowledges that, for so long as this Agreement is in effect, he will not be considered an independent member of the Board of Directors of the Company and will not receive compensation pursuant to the Non-Employee Director Compensation Policy of the Company.

Section 3. Retainer. As a retainer for the Advisor’s performance of the Services under this Agreement, the Company shall:

(a)
Cash Retainer. Provide to the Advisor a cash retainer of $425,000 annually, payable quarterly in arrears within 45 days of the last day of each calendar quarter.

(b)
RSU Grant. Grant to the Advisor an award of restricted stock units of the Company (“RSUs”) with a value of $4,000,000. The number of RSUs to be awarded shall be determined by dividing $4,000,000 by the closing price of a share of Company common stock (a “Share”) on the Effective Date, rounded to the nearest whole number, with such RSUs vesting over four years with one-sixteenth of such shares vesting on December 10, 2025 and on each quarterly anniversary thereof until all such RSUs have vested, subject to the Advisor’s Continuous Service (as defined in the 2021 Equity Incentive Plan of the Company (the “Plan”)) through each applicable vesting date. The parties acknowledge that the RSU grant referred to in this Section 3(b) was made on the Effective Date.

(c)
PSU Grant. Grant to the Advisor an award of performance-based RSUs (“PSUs”) with a maximum payout of $8,000,000. The PSUs shall be granted to the Advisor at the first time that the Company grants PSUs to executives of the Company in 2026, with the target number of PSUs subject to the grant determined by dividing the target grant value by the closing price of a Share on the Effective Date, rounded to the nearest whole number, with vesting based on the

Company’s achievement against performance metrics established by the Board of Directors of the Company (or an applicable committee thereof) for the three-year performance period covering the 2026, 2027 and 2028 calendar years and set forth in the PSU award agreement to be issued to such executives of the Company at such time, subject to the Advisor’s Continuous Service on the applicable vesting date.

(d)
General Terms. Except as otherwise expressly set forth in this Section 3, the terms and conditions of the RSU award and PSU award provided for herein, including the designated vesting schedule, PSU performance metrics, expiration date and other material terms, shall be subject to the provisions of the Plan, and the Company’s standard form of RSU and PSU award agreements and grant notices, which the Company shall provide and the Advisor shall execute. The consideration expressly described under this Section 3 constitutes the only consideration due to the Advisor for the Services received by him to the Company pursuant to this Agreement.

Section 4. Independent Contractor. The Advisor is an independent contractor and not an employee of the Company. The Advisor has no authority to obligate the Company by contract or otherwise by virtue of this Agreement or the Services rendered hereunder. The Advisor shall not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to the Advisor for taxes, which shall be the sole responsibility of the Advisor.

Section 5. Company Confidential Information, Proprietary Rights and Nondisclosure. The Advisor will be exposed to, have access to and be engaged in the development of information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans and business of the Company.

Advisor agrees as follows:

(a)
All Confidential Information, whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Confidential Information.

(b)
During the term of this Agreement and after its termination, the Advisor shall keep in confidence and trust all Confidential Information and shall not reproduce, use or disclose any Confidential Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the Services.

(c)
The Advisor shall disclose to the Company in writing, and hereby assigns to the Company, the Advisor’s entire right, title and interest in and to any and all Inventions and Confidential Information that are made, conceived or reduced to practice by the Advisor, either alone or jointly with others, in the course of performing the Services hereunder, without any obligation of the Company to pay royalty or any consideration other than as provided in this Agreement. All such Inventions and Confidential Information are the sole property of the Company. The Advisor shall, at the Company’s request, promptly execute a written assignment to the Company of title of any such Inventions and Confidential Information and shall take reasonable steps to preserve any such information as part of the Confidential Information of the Company.

(d)
For purposes of this agreement, the term “Confidential Information” means all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Confidential Information” includes, without limitation, Company (1) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (collectively, “Inventions”); and (2) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists and information regarding the skills and compensation of employees of the Company and the Company’s internal organization. Notwithstanding the foregoing, the Advisor shall not have any obligations under this Agreement with respect to a specific portion of Confidential Information if he can demonstrate that such Confidential Information:

(i)
was in the public domain at the time it was disclosed to him;

(ii)
entered the public domain after it was disclosed to him, through no fault of his;

(iii)
was already in his possession free of any obligation of confidence at the time it was disclosed to him; or

(iv)
was rightfully communicated to him by a third party free of any obligation of confidence after it was disclosed to him.

Section 6. Nondisclosure of Third-Party Information. The Company may have already received and may in the future receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). During the term of this Agreement and after its termination, the Advisor shall take reasonable steps to keep such Third-Party Information confidential and shall not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by an officer of the Company. The Company shall indemnify and hold the Advisor harmless from all claims made or brought by a third party against the Advisor based on the Company’s provision of materials, which, when used as authorized by the Company, infringe on a third party’s intellectual property rights. The Advisor shall indemnify and hold the Company harmless from all claims based upon a third-party claim made or brought against the Company based upon an infringement of a third party’s intellectual property rights.

Section 7. Obligation to Keep the Company Informed. During the term of this Agreement, the Advisor shall promptly disclose to the Company, or any persons designated by it, fully and in writing and shall hold in trust for the sole right and benefit of the Company any and all Inventions relating to the business of the Company, whether or not patentable, of which the Advisor becomes aware as an Advisor of the Company, but the Advisor shall not be obligated to disclose information received by him from others under a contractual obligation of confidentiality.

Section 8. No Conflicting Obligation. The Advisor is not currently providing services to, and is not a party to any understanding or agreement (written or oral) to provide services to, any other quantum computing, networking or sensing company other than the Company, without the express written consent of Company, which may be approved or declined at Company’s sole discretion. During the term of this Agreement and for a period of two years thereafter, the Advisor shall not provide services to, and shall not enter into any understanding or agreement to provide services to, any other quantum computing, networking or sensing company other than Company. The Advisor represents that his performance of this Agreement and the Services does not and will not breach or conflict with any other agreement to which he is or becomes a party. The Advisor has not entered into, and shall not enter into, during the term of this Agreement, any other agreement, written or oral, that is in conflict with this Agreement. Notwithstanding these restrictions, Advisor is free to engage in other consulting work so long as the work is not the same or substantially similar to the work being performed by advisor for Company. In the event of any conflict with these terms, Advisor will notify Company and will only proceed with the Company’s written consent, which shall not be unreasonably withheld.

Section 9. No Improper Use of Materials. The Advisor shall not bring to the Company or use in the performance of the Services any materials or documents of a present or former employer of the Advisor or of his employees, or any materials or documents obtained by him under an obligation of confidentiality imposed by reason of another of his contractual or employment relationships, unless such materials or documents are generally available to the public or he has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials. The Advisor is not to breach any obligation of confidentiality that he owes to present or former employers or clients, and shall fulfill all such obligations during the term of this Agreement.

Section 10. Solicitation. During the term of this Agreement and for one year thereafter, the Advisor shall not encourage or solicit any employee or consultant of the Company or any of its subsidiaries to leave the Company for any reason, nor will he solicit any current or prospective customer of the Company or encourage them to cease using the Company’s products and services.

Section 11. Term and Termination. The term of this Agreement shall be indefinite, but either the Company or the Advisor may terminate this Agreement at any time upon 30 days’ prior written notice to the other party.

Section 12. Effect of Termination. The obligations set forth in Section 4, Section 5, Section 8 and Section 10 shall survive any termination of this Agreement for one (1) year or the duration specified in the reference Section, whichever is longer. Upon termination of this Agreement, the Advisor shall promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Investments or Confidential Information. The Advisor shall not retain copies of any documents or other materials after termination of this Agreement.

Section 13. Legal and Equitable Remedies. Because the Advisor’s services are personal and unique and because the Advisor may have access to and become acquainted with Confidential Information, the Company may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Section 14. Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, permitted assigns, heirs, executors and administrators, as the case may be, but the Advisor may not assign or delegate his obligations under this Agreement either in whole or in part without the prior written consent of the Company.

Section 15. Governing Law; Severability. The laws of the Commonwealth of Virginia shall govern this Agreement as those laws are applied to contracts entered into and performed in Virginia by Virginia residents. If one or more of the provisions of this Agreement is deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

Section 16. Dispute Resolution. In the event of dispute between the Company and Advisor arising out of or relating to this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages), the parties shall first exercise their best efforts to settle and resolve any claim, controversy, or dispute by good-faith negotiation between senior representative of each party within a reasonable amount of time. If the parties cannot resolve their dispute after conferring, any party may require the other to submit the matter to binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted by a single arbitrator who shall be licensed to practice law within the jurisdiction named in the governing law clause of this Agreement, unless otherwise mutually agreed. If the dispute is arbitrated, the award made by the sole arbitrator shall be conclusive and binding upon the parties. The arbitrator may fix and assess expenses, costs, and attorneys’ fees of the arbitration against either or both parties, considering factors such as good faith in the prior negotiations and mediation process. Judgment upon the arbitration award rendered by the arbitrator may be entered in a court of competent jurisdiction in the State or, if appropriate, federal courts located in the governing jurisdiction. Notwithstanding the governing law clause of this agreement, the location of any mediation or arbitration shall be mutually agreed to by the parties based on considerations of equity (convenience, cost, time). Virtual mediation and arbitration shall be preferred over in-person, if more convenient to either party.

Section 17. Indemnity, & Limitation of Liability. Company will indemnify, defend and hold Advisor harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by the Advisor in good faith while performing the Services within the scope of Advisor’s engagement hereunder, provided that such acts, decisions, or omissions do not constitute fraud, willful misconduct, willful violation of law, bad faith, willful violation of any material provision of this Agreement, or gross negligence and such indemnification is not inconsistent with any applicable law. This Section 17 shall survive termination of this Agreement. Each Party waives any rights to recovery from the other in contract, tort, or any other legal theory for any indirect, special, incidental, consequential, punitive or exemplary damages of any nature irrespective of fault or negligence.

Section 18. Complete Understanding; Modification. This Agreement constitutes the final, exclusive and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to the subject matter hereof. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement by a party shall be effective only if in writing and signed by an authorized representative of each party.

Section 19. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by email if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address set forth on the signature page below, or at such other address as such party may designate by 10 days’ advance written notice to the other party.

Section 20. Entire Agreement. The parties acknowledge that this Agreement is the sole agreement between them in relation to the subject matter hereof and that this Agreement supersedes any other agreement, whether oral or written, between the parties hereto, including any such agreement made on or before the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

THE COMPANY:

IONQ, INC.

By: _/s/ Paul T. Dacier_________________

Name: Paul T. Dacier

Title: Chief Administrative Officer and Chief Legal Officer

Address: 4505 Campus Drive, College Park, MD 20740

THE ADVISOR:

GENERAL JOHN W. RAYMOND

__/s/ John W. Raymond_______________

Name: General John W. Raymond

Address: [***]